Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated March 7, 2008 (the “Effective Date”) is made by and between eDiets.com, Inc., a Delaware corporation (the “Company”), and Thomas Hoyer (“Executive”).

The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;

Executive desires to accept such employment and enter into such an agreement;

In consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with the third anniversary of the Effective Date and on each annual anniversary thereafter (each an “Extension Date”), the Term automatically shall be extended for an additional one-year period, unless the Company or Executive provides the other party hereto 90 days prior written notice before the next Extension Date that the Term shall not be so extended.

2. Position.

a. During the Term, Executive shall serve as the Company’s CFO. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”).

b. During the Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9.

3. Base Salary. Beginning on the Effective Date, the Company shall pay Executive a base salary at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000), payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus and Incentive Compensation. With respect to each full fiscal year during the Term, Executive shall be eligible to earn a discretionary annual bonus award (an “Annual Bonus”) of up to 30% of Base Salary (the “Target”) based upon the achievement of performance goals established by the Board. The Annual Bonus, if any, shall be paid to Executive within two and one-half (2.5) months after the end of the applicable fiscal year.

5. Equity Compensation. Executive on the Effective Date will be granted 172,000 stock options (“Options”) subject to shareholder approval of the allocation of additional shares to the Company’s Equity Incentive Plan, which shall vest ratably in increments of 1/3 over three years. Executive will also be granted on the Effective Date 69,000 shares of Restricted Stock subject to shareholder approval of the allocation of additional shares to the Company’s Equity Incentive Plan, which shall vest according to terms set forth by the Board. Executive shall also be granted annually on the first business day of each calendar year during the Term: (i) 52,500 Options which shall vest ratably in increments of 1/3 over three years; and (ii) 5,000 shares of Restricted Stock which shall vest according to terms set forth by the Board.

6. Employee Benefits.

a. During the Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.

7. Business Expenses. During the Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

8. Termination. The Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive shall give the Company at least 90 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a. Termination of Executive’s Employment by the Company for Cause or Resignation by Executive without Good Reason. In the event of a termination of Executive’s employment by the Company for Cause or resignation by the Executive without Good Reason, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned for the prior year, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C) reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation for any un-reimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company.

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. Disability.

(i) The Term and Executive’s employment hereunder may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of three (3) consecutive months or for an aggregate of six (6) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for Disability, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned for the prior year, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C) reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation for any un-reimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment;

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company;

(E) a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable to Executive pursuant to Section 4 had Executive’s employment not terminated; and

(F) the right to exercise the vested portion of any Options for a period of twelve (12) months immediately following the date of the Executive’s termination of employment due to Disability.

Following Executive’s termination of employment due to Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c. Death.

(i) The Term and Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Upon termination of Executive’s employment hereunder for death, Executive’s estate shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned for the prior year, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C) reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation for any un-reimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment;

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company; and

(E) the right to exercise the vested portion of any Options for a period of twelve (12) months immediately following the date of the Executive’s Death.

Following Executive’s termination of employment due to death, except as set forth in this Section 8(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. By the Company Without Cause, by Executive for Good Reason, or Following a Change of Control.

(i) The Term and Executive’s employment hereunder may be terminated by the Company without Cause or by the Executive for Good Reason.

(ii) For purposes of this Agreement,

(A) “Cause” shall mean (1) Executive’s continued failure substantially to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Executive of such failure, (2) dishonesty in the performance of Executive’s duties hereunder, (3) Executive’s conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (4) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (5) Executive’s breach of the provisions of Sections 9 or 10 of this Agreement.

(B) “Good Reason” shall mean (1) a material diminution of the Executive’s Base Salary, (2) any material breach by the Company of any material agreement between the Executive and the Company concerning the terms and conditions of Executive’s employment with the Company, or (3) a material diminution in the Executive’s position or authority, duty, or responsibilities other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company within 30 days after the receipt of written notice thereof from Executive (provided, however, that the appointment of an executive Chairman of the Board to whom Executive would report, any other change in Executive’s title or reporting relationships, or an adjustment in the nature of Executive’s duties and responsibilities that does not remove from him the authority to manage a significant portion of the products and services offered by the Company immediately prior to such change or adjustment, shall not constitute “Good Reason”), or (4) any relocation of the location at which Executive is required to provide his services to a location that is more than 50 miles from its location as of the date hereof; provided that either of the events described in clauses (1), (2), (3) or (4) of this Section 8(c)(ii)(B) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following its occurrence, unless Executive has given the Company written notice thereof prior to such date.

(C) “Change of Control” shall mean (i) the sale or disposition, in one or a series of related transactions, of all, or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) other than Prides Capital Partners, LLC and its affiliates; or (ii) any person or group, other than Prides Capital Partners, LLC and its affiliates, is or becomes the “beneficial owner” as that term is defined in Rule 13d-3 under the Exchange Act (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or an entity that controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise.

(iii) If Executive’s employment is terminated by the Company without Cause not within twelve (12) months following a Change of Control (other than by reason of death or Disability) or if Executive resigns for Good Reason within three (3) months following a Change of Control, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned for the prior year, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C) reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation for any un-reimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment;

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company;

(E) subject to Executive’s (i) execution within 45 days after that date of such termination of an effective release of all claims (in a form acceptable to the Company) in favor of the Company and its respective affiliates, and (ii) continued compliance with the restrictive covenants set forth in Sections 9 and 10 below, continued payment of the Base Salary in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, until twelve (12) months after the date of such termination; provided that the aggregate amount described in this clause (E) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates that are not a part of this Agreement;

(F) participation for a period of twelve (12) months following termination of employment at the Company’s expense for Executive and his then-eligible dependents in the Company’s group health plans pursuant to the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”); and

(G) immediate vesting of unvested Options which, but for the termination of Executive’s employment, would have vested according to their established vesting schedule in the year in which Executive’s termination occurs.

(iv) If Executive’s employment is terminated by the Company without cause within twelve (12) months following a Change of Control or by Executive for Good Reason not within three (3) months following a Change of Control, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Annual Bonus earned for the prior year, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C) reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation for any un-reimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment;

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company;

(E) subject to Executive’s (i) execution within 45 days after that date of such termination of an effective release of all claims (in a form acceptable to the Company) in favor of the Company and its respective affiliates, and (ii) continued compliance with the restrictive covenants set forth in Sections 9 and 10 below, continued payment of the Base Salary in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, until twelve (12) months after the date of such termination; provided that the aggregate amount described in this clause (E) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates that are not a part of this Agreement;

(F) participation for a period of twelve (12) months following termination of employment at the Company’s expense for Executive and his then-eligible dependents in the Company’s group health plans pursuant to the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”); and

(G) immediate vesting of all unvested Options and Restricted Stock.

Following Executive’s termination of employment, Executive shall have no further rights to any compensation or any other benefits under this Agreement except as set forth in this Section 8.

e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(k) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

f. Section 4999. In the event that any amounts payable under this Agreement or otherwise to Executive would (1) constitute “parachute payments” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (2) but for this Section 8(f) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then such amounts payable to Executive hereunder shall be either:

(A) provided to Executive in full, or

(B) provided to Executive as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8(f) shall be made in writing in good faith by a nationally recognized accounting firm (the “Accountants”). In the event of a reduction in benefits hereunder, Executive shall be given the choice of which benefits to reduce. If Executive does not provide written identification to the Company of which benefits he chooses to reduce within ten (10) days of his receipt of the Accountants’ determination, and Executive has not disputed the Accountants’ determination, then the Company shall select the benefits to be reduced. For purposes of making the calculations required by this Section 8(f), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8(g). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8(f).

If, notwithstanding any reduction described in this Section 8(f), the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of amounts payable under this Agreement or otherwise as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of such amounts equal to the “Repayment Amount”. The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax. Notwithstanding any other provision of this Section 8(f), if (1) there is a reduction in the payment of benefits as described in this Section 8(f), (2) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (3) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits which were reduced pursuant to this Section 8(f) as soon as administratively possible after Executive pays the Excise Tax, but no later than the end of the calendar year next following the year in which such Excise Tax is paid so that Executive’s net after-tax proceeds with respect to the payment of benefits are maximized.

9. Non-Competition.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(1) During the Term and, for a period of one year following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(i)	with whom Executive had personal contact or dealings on behalf of the Company during the one year period preceding Executive’s termination of employment;

(ii)	with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one year immediately preceding the Executive’s termination of employment; or

(iii)	for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(2) During the Restricted Period, Executive will not directly or indirectly:

(i)	engage in any business that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning) (a “Competitive Business”);

(ii)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, supplier’s partners, members or investors of the Company or its affiliates.

(3) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(4) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)	solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(ii)	hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(5) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10. Confidentiality; Intellectual Property.

a. Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b. Intellectual Property.

(i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sub-licensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(vi) The provisions of Section 10 shall survive the termination of Executive’s employment for any reason.

11. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws principles thereof.

b. Arbitration. In the event of any dispute or claim relating to or arising out of Executive’s employment relationship with the Company, this Agreement or the termination of Executive’s employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, sexual orientation, religion, disability or other discrimination or harassment), Executive and the Company agree that all such disputes, with the sole exception of those disputes which may arise from Executive’s non-competition, non-disclosure and/or any other obligation referred to in Sections 8 and 9 herein, shall be fully, finally and exclusively resolved by binding arbitration to the fullest extent permitted by law. The arbitration will be conducted by the American Arbitration Association (“AAA”) in Broward County, Florida in accordance with its “National Rules for the Resolution of Employment Disputes” then in effect. Information regarding the rules of the AAA can be found at www.adr.org. Executive and the Company hereby waive their respective rights to have any such disputes or claims tried to a judge or jury. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

c. Legal Fees. In the event of any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the breach thereof, each party shall pay its own attorney’s fees and costs.

d. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

e. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

f. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

g. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

h. Set Off; Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, taking into account the provisions of Section 8 of this Agreement. Anything in this Agreement to the contrary notwithstanding, in the event that Executive provides services for pay to anyone other than the Company or any of its affiliates from the date Executive’s employment hereunder is terminated until the end of the Term (determined as if Executive’s employment had not been terminated), the amounts paid to Executive during such period pursuant to this Agreement (including any amount paid pursuant to Section 7(c)(iii)(B)) shall be reduced (or if paid to Executive, refunded to the Company by Executive) by the amounts of salary, bonus or other cash or kind compensation earned by, paid or granted to Executive during such period as a result of Executive’s performing such services (regardless of when such earned amounts are actually paid to Executive).

i. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or, if earlier the death of Executive).

j. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

k. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

eDiets.com, Inc.

1000 Corporate Drive Suite 600

Fort Lauderdale, Florida 33334

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

l. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

m. Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or any of its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

n. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

o. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

p. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EDIETS.COM, INC.		THOMAS HOYER

By:	/s/ Steve Rattner	/s/ Thomas Hoyer
Title:	CEO and President